Exhibit 99.1

    News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
March 5, 2012	Tony Davis 318.388.9525
tony.davis@centurylink.com

CENTURYLINK ANNOUNCES INCREASE OF TENDER CAP FOR TENDER OFFER OF

EMBARQ CORPORATION NOTES

MONROE, La. . . . CenturyLink (CenturyLink, Inc., NYSE: CTL) announced today that its wholly- owned subsidiary, Embarq Corporation, has amended its previously announced tender offer (the “Offer”) to purchase its outstanding 7.082% Notes due 2016 and 6.738% Notes due 2013 (collectively, the “Notes”).

As previously announced, Embarq commenced the Offer for the Notes for an aggregate purchase price (including premium and accrued and unpaid interest) of up to $1.25 billion (the “Tender Cap”). The amendment increased the Tender Cap from $1.25 billion to $2.05 billion, and increased the maximum tender amount applicable to Embarq’s 7.082% Notes due 2016 from an aggregate principal amount of $1.00 billion to $1.30 billion. All other terms of the Offer, as previously announced, remain the same. The Offer is being made solely pursuant to an Offer to Purchase dated March 5, 2012. The early tender date (unless extended) for the Offer is 5:00 p.m., New York City time, on March 16, 2012, the withdrawal date (unless extended) for the Offer is 5:00 p.m., New York City time, on March 16, 2012, the expiration date (unless extended) for the Offer is 12:00 midnight, New York City time, on March 30, 2012, and the anticipated settlement date for the Offer is April 2, 2012.

CenturyLink intends to use the net proceeds from its debt offering announced and priced earlier today, together with available cash and borrowings under CenturyLink’s revolving credit facility, to provide Embarq with the total amount of funds required to complete the Offer, including the payment of interest on the Notes purchased thereunder and all related fees and expenses.

Barclays Capital Inc. and J.P. Morgan Securities LLC are the lead dealer managers for the Offer.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Embarq is making the Offer only by, and pursuant to the terms and conditions of, the above-described Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer to Purchase and related letter of transmittal that is being furnished to holders of Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of these documents may be obtained from the information agent for the Offer, Global Bondholder Services Corporation, at 866-736-2200 (US toll-free) and 212-430-3774 (collect) or from the lead dealer managers, Barclays Capital Inc. at 800-438-3242 (US toll-free) and 212-528-7581 (collect) and J.P. Morgan Securities LLC at 866-834-4666 (US toll-free) and 212-834-4811.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLink™ Prism™ TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit http://www.centurylink.com/.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Embarq. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that Embarq’s existing noteholders will not be receptive to the Offer on the terms described above or at all; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the terms or availability of our credit facilities; changes in our credit ratings; changes in CenturyLink’s cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of CenturyLink or Embarq to consummate the above-described transactions on the terms described above or at all; CenturyLink’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. CenturyLink undertakes no obligation to update any of its forward-looking statements for any reason.